                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                            ALLEGHANY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 27, 2001 AT 10:00 A.M., LOCAL TIME
                            ------------------------

                          FOUR SEASONS BILTMORE HOTEL
                               1260 CHANNEL DRIVE
                           SANTA BARBARA, CALIFORNIA

    Notice is hereby given that the 2001 Annual Meeting of Stockholders of Alleghany Corporation (the "Company") will be held at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California, on Friday, April 27, 2001 at 10:00 a.m., local time, for the following purposes:

    1.  To elect three directors for terms expiring in 2004.

    2. To consider and take action upon a proposal to ratify the selection of KPMG LLP, independent certified public accountants, as auditors for the Company for the year 2001.

    3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

    Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

    The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 1, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

    You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the Annual Meeting in person.

                                              By order of the Board of Directors

                                                       ROBERT M. HART
                                              Senior Vice President, General
                                                          Counsel
                                                          and Secretary

March 26, 2001                                             [RECYCLED PAPER LOGO]

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                                PROXY STATEMENT
                            ------------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 2001

                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 2001 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 26, 2001.

     The Board of Directors has fixed the close of business on March 1, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2001 Annual Meeting.

     On March 1, 2001, there were outstanding and entitled to vote 7,091,736 shares of Common Stock. The number of shares of Common Stock as of March 1, 2001, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 27, 2001 to stockholders of record at the close of business on April 2, 2001.

                             PRINCIPAL STOCKHOLDERS

     As of March 1, 2001, approximately 36.6 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts.

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 2001 of certain persons believed by the Company to be the beneficial owners of more than five percent of such class of securities.

                                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                    -------------------------------------------------------------
                                       SOLE VOTING      SHARED VOTING POWER
NAME AND ADDRESS                    POWER AND/OR SOLE      AND/OR SHARED                 PERCENT
OF BENEFICIAL OWNER                 INVESTMENT POWER     INVESTMENT POWER      TOTAL     OF CLASS
-------------------                 -----------------   -------------------   -------    --------
F.M. Kirby........................       300,972              649,772         950,744(1)   13.4
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr................       536,007                   --         536,007(2)    7.5
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby Culbertson............       146,825              253,795         400,620(3)    5.7
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby Kirby.........       317,881              392,786         710,667(4)   10.0
  c/o Carter, Ledyard & Milburn
  2 Wall Street
  New York, NY 10005
Southeastern Asset Management,                (5)                  (5)        743,089(5)   10.5
  Inc. ...........................
  6075 Poplar Avenue
  Suite 900
  Memphis, TN 38119
Sasco Capital, Incorporated.......            (6)                  --         344,970(6)    4.9
  10 Sasco Hill Road
  Fairfield, CT 06430
Franklin Mutual Advisers, LLC.....       642,064                   --         642,064(7)    9.1
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

------------------

* See Note (4) on page 3.

(1) Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 449,692 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 200,080 shares held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 190,628 shares directly.

(2) Includes 305,655 shares held by a trust of which of Allan P. Kirby, Jr. is co-trustee and beneficiary; and 14,385 shares issuable under stock options granted pursuant to the Directors' Stock Option Plan and the Amended and Restated Directors' Stock Option Plan. Mr. Kirby held 215,967 shares directly.

(3) Includes 43,575 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 210,220 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 146,825 shares directly.

(4) Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to the Company, and had declined to supply information with respect to her ownership of Common Stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of the Company's Common Stock by her estate or its beneficiaries; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 and in 1999 and 2000 by Old Alleghany or the Company; if Mrs. Kirby, her estate and the beneficiaries of her estate had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 245,789 shares.

(5) According to an amendment dated February 9, 2001 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, Southeastern had sole voting power over 396,165 shares, shared voting power over 248,760 shares and no voting power over 98,164 shares, for a total of 743,089 shares. Its dispositive power with respect to such shares was reported as follows: sole dispositive power over 494,329 shares and shared dispositive power over 248,760 shares. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, joined in the filing of Southeastern's amendment to its Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of, its voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its
    Schedule 13G statement indicated that all shares set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that 248,760 shares over which Southeastern had shared voting power and shared dispositive power were owned by a series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended.

(6) According to an amendment dated February 13, 2001 to a Schedule 13G statement filed by Sasco Capital, Incorporated ("Sasco"), Sasco had sole voting power over 168,923 shares and sole dispositive power over 344,970 shares.

(7) According to an amendment dated January 19, 2001 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC ("Franklin"), Franklin had sole voting power and sole dispositive power over 642,064 shares. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc. ("FRI"), and that, under Franklin's advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Messrs. Charles B. Johnson and Rupert H. Johnson, Jr., were the principal shareholders of FRI, but beneficial ownership of the shares reported therein are not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest or beneficial ownership of such shares.

                            1. ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal in number as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. The Board of Directors currently consists of nine directors.

     Allan P. Kirby, Jr., Thomas S. Johnson and James F. Will have been nominated by the Board of Directors for election as directors at the 2001 Annual Meeting, each to serve for a term of three years, until the 2004 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Kirby, Johnson and Will were last elected by the stockholders of the Company at their Annual Meeting on April 24, 1998.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2001 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 2002 or 2003.


Nominee for Election:                                     President, Liberty Square,
Allan P. Kirby, Jr.            [PHOTO of Allan P.         Inc.(investments); management of family
Age 69                            Kirby, Jr.]             and personal affairs. Chairman of the
Director since 1963                                       Executive Committee.

                                                          Chairman and Chief Executive Officer of
                                                          GreenPoint Financial Corp. and its
Nominee for Election:                                     subsidiary GreenPoint Bank (banking);
Thomas S. Johnson             [PHOTO of Thomas S.         director, R.R. Donnelly & Sons Company,
Age 60                              Johnson]              Online Resources & Communications
Director since 1997 and                                   Corporation and Phoenix Home Life Mutual
for 1992-1993                                             Insurance Company. Member of the Audit
                                                          Committee.

                                                          President, Saint Vincent College
Nominee for Election:                                     (education); Vice Chairman, World Minerals
James F. Will               [PHOTO of James F. Will]      Inc. and Chairman, Specialty Steel
Age 62                                                    Industry of North America. Member of the
Director since 1992                                       Executive and Nominating Committees.

F.M. Kirby                                                Chairman of the Board, Alleghany
Age 81                       [PHOTO of F.M. Kirby]        Corporation; director, World Minerals Inc.
Director since 1958                                       Member of the Executive Committee.
Term expires in 2002

                                                          Retired Executive, KeyCorp (banking);
Roger Noall                                               chairman, Victory Funds and director,
Age 65                       [PHOTO of Roger Noall]       Elite Information Systems, Inc. Member of
Director since 1996                                       the Compensation and Nominating
Term expires in 2002                                      Committees.

                                                          Dean, Fuqua School of Business at Duke
                                                          University (education); Chairman, Centre
Rex D. Adams                                              for Economic Policy Research and Duke
Age 61                      [PHOTO of Rex D. Adams]       Corporate Education, Vice Chairman, Public
Director since 1999                                       Broadcasting System and trustee, Committee
Term expires in 2002                                      for Economic Development and Woods Hole
                                                          Oceanographic Institution. Member of the
                                                          Audit Committee.

                                                          President, Alleghany Corporation;
John J. Burns, Jr.                                        director, Burlington Northern Santa Fe
Age 69                      [PHOTO of John J. Burns,      Corporation, Fidelity National Financial,
Director since 1968                   Jr.]                Inc., Mineral Holdings Inc. and World
Term expires in 2003                                      Minerals Inc. Chairman of the Nominating
                                                          Committee and member of the Executive
                                                          Committee.

                                                          President and Chief Executive Officer,
Dan R. Carmichael                                         Ohio Casualty Corporation (property and
Age 56                          [PHOTO of Dan R.          casualty insurance); director, Ohio
Director since 1993               Carmichael]             Casualty Corporation and Chairman, IVANS,
Term expires in 2003                                      Inc. Chairman of the Compensation
                                                          Committee and member of the Audit
                                                          Committee.

William K. Lavin                                          Financial Consultant; Chairman and
Age 56                        [PHOTO of William K.        Secretary, Novex Systems International,
Director since 1992                  Lavin]               Inc. Chairman of the Audit Committee and
Term expires in 2003                                      member of the Compensation Committee.

     All of the foregoing persons have had the principal occupations indicated throughout the last five years, except as follows. Mr. Will has been President of Saint Vincent College since July 1, 2000. Prior thereto, Mr. Will was President and Chief Executive Officer of Armco Inc. (steel manufacturing and metals processing) until his retirement on September 30, 1999. Mr. Noall was an Executive of KeyCorp from January 1, 1997 until his retirement on March 1, 2000. Mr. Noall served as Senior Executive Vice President and Chief Administrative Officer, and as General Counsel and Secretary, of KeyCorp prior thereto. Mr. Carmichael has been

President and Chief Executive Officer of Ohio Casualty Corporation since December 12, 2000. From July 1995 until December 11, 2000, Mr. Carmichael served as the President and Chief Executive Officer of IVANS, Inc. (communications technology and remarketer).

     F.M. Kirby and Allan P. Kirby, Jr. are brothers.

     The Board of Directors held eight meetings in 2000. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served that were held in 2000.

     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors. This committee held no meetings in 2000.

     The Audit Committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the following matters:
(i) the selection of the independent auditors of the Company and its subsidiaries, (ii) the arrangements for and the scope of the audits to be performed by the independent auditors, (iii) the audited consolidated annual financial statements of the Company and its subsidiaries and management's discussion and analysis thereof to be incorporated in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission, and whether to recommend such incorporation, (iv) such other financial statements and financial information published by the Company or included by it in filings with the Securities and Exchange Commission as the Committee may in its discretion deem feasible and desirable, (v) the annual summary of non-audit services provided by the Corporation's independent auditors, and (vi) the internal audit activities, accounting procedures and controls of the Company and its subsidiaries. This committee held three meetings in 2000.

     The Compensation Committee of the Board of Directors reviews the annual recommendations of the chief executive officer and the Chairman of the Board concerning the compensation of officers of the Company and makes recommendations to the Board of Directors with respect thereto; and reviews the annual adjustments proposed to be made to the compensation of the most highly paid officers of the Company's subsidiaries, reports to the Board of Directors with respect thereto, and makes such recommendations to the Board of Directors with respect thereto as the committee may deem appropriate. This committee, which held five meetings in 2000, also administers the Company's 1993 Long-Term Incentive Plan.

     The Nominating Committee of the Board of Directors screens candidates and makes recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. This committee held no meetings in 2000.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 2001 of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table below.

                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                           ------------------------------------------------------------------
                             SOLE VOTING       SHARED VOTING POWER
                            POWER AND SOLE        AND/OR SHARED                      PERCENT
NAME OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER       TOTAL         OF CLASS
------------------------   ----------------    -------------------    -------        --------
Allan P. Kirby, Jr.......      536,007              --                536,007(1)       7.54
Thomas S. Johnson........        4,529              --                  4,529(2)       0.06
James F. Will............       10,980              --                 10,980(2)       0.16
F.M. Kirby...............      300,972               649,772          950,744(3)      13.41
Roger Noall..............        6,538              --                  6,538(2)       0.09
Rex D. Adams.............          698              --                    698(2)       0.01
John J. Burns, Jr........       60,202              --                 60,202(4)       0.85
Dan R. Carmichael........        9,645                   318            9,963(2)(5)    0.14
William K. Lavin.........       11,209              --                 11,209(2)       0.16
David B. Cuming..........       37,356              --                 37,356          0.53
Robert M. Hart...........       15,540              --                 15,540          0.22
Peter R. Sismondo........        7,664              --                  7,664(6)       0.11

---------------
(1) See Note (2) on page 3.

(2) Includes 3,403 shares of Common Stock in the case of Mr. Johnson, 10,578 shares of Common Stock in the case of Mr. Will, 5,144 shares of Common Stock in the case of Mr. Noall, 558 shares in the case of Mr. Adams, 8,731 shares of Common Stock in the case of Mr. Carmichael, and 10,578 shares of Common Stock in the case of Mr. Lavin, issuable under stock options granted pursuant to the Directors' Stock Option Plan, the Amended and Restated Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan.

(3) See Note (1) on page 3.

(4) Includes 1,254 shares of Common Stock owned by Mr. Burns's wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them. Also includes 15,669 shares of Common Stock representing the vesting of 15,669 performance shares in settlement of a special award of performance shares (as adjusted for stock dividends and to reflect the spin-off of Chicago Title Corporation in June 1998) made to Mr. Burns in 1996. The payout in respect of the vested performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company, and will be made one-half in shares of Common Stock and one-half in cash (based upon the fair market value of one share of Common Stock on the payout date for each performance share).

(5) Includes 220 shares of Common Stock owned by Mr. Carmichael's wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(6) Includes 2,670 shares of Common Stock owned by Mr. Sismondo's wife. Mr. Sismondo had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

     All nominees named for election as a director, directors and executive officers as a group (12 persons) beneficially owned 1,651,430 shares, or 23.11 percent, of the outstanding Common Stock, adjusted to include shares of Common Stock issuable within 60 days upon exercise of stock options held by such nominees, directors and executive officers; such nominees, directors and executive officers had sole voting and investment power with respect to 997,196 shares, shared voting and/or investment power with respect to 650,090 shares and no voting or investment power with respect to 4,144 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has determined that, except as set forth below, no person who at any time during 2000 was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2000. Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, submitted to it during or with respect to 2000. With regard to Ann Kirby Kirby who, prior to her death in 1996, was believed by the Company to be a beneficial owner of more than ten percent of the Company's Common Stock based on her Schedule 13D statement filed with the Securities and Exchange Commission in 1982, the Company had not received any reports from Mrs. Kirby regarding changes in her ownership of the Company's Common Stock, and the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of the Company's Common Stock by her estate or beneficiaries; therefore, the Company does not know whether she, her estate, or any beneficiary of her estate beneficially owned more than ten percent of its Common Stock during 2000 nor whether any such person was required to file reports required by
Section 16(a).

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer thereof receives an annual retainer of $26,000, payable one-half in cash and one-half in shares of the Company's Common Stock as more fully explained below, as well as $1,000 for each board meeting attended in person and $500 for each conference telephone meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $6,000, and each other member thereof receives an annual fee of $4,500. The Chairman of the Compensation Committee receives an annual fee of $3,500, and each other member thereof receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of the Company receives $1,000 for each meeting attended and $500 for each conference telephone meeting attended.

     Pursuant to the Directors' Equity Compensation Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives his retainer in the beginning of each year of his term for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of the Company's Common Stock, based on the market value (as defined in the plan) of such shares on the date of payment, and one-half in cash. On June 19, 2000, each eligible director received sixty-eight shares of Common Stock in respect of the twelve-months' service beginning with the 2000 Annual Meeting of Stockholders.

     Pursuant to the 2000 Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. On May 1, 2000, each eligible director received an option to purchase 1,000 shares of Common Stock at a price of $167.5625 per share.

     Pursuant to the Non-Employee Directors' Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of the Company at the time of such retirement. To be entitled to this benefit, the director must have served as such for at least five years, and must have continued so to serve either until the time he is required to retire by the Company's retirement policy for directors or until he has attained age 70. The benefit is paid from the date of the director's retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner.

     Each of the non-employee directors of the Company's former subsidiary Underwriters Re Group, Inc. ("URG") and its subsidiaries, including Mr. Lavin, was entitled to receive an annual retainer of $18,000 for his services as such, as well as $750 for each board meeting or conference telephone meeting attended. As chairman of the Audit Committee of the URG board, Mr. Lavin received $1,500 for each committee meeting attended. Mr. Lavin served on the board until May 10, 2000 and received a total of $6,750 for services in these capacities.

     Each of the non-employee directors of the Company's subsidiary World Minerals Inc. ("World Minerals") and its subsidiaries, including Mr. Will, was entitled to receive an annual retainer of $15,000 for his services as such, as well as $600 for each board meeting or conference telephone meeting attended and $500 for each committee meeting attended. As Vice Chairman of the World Minerals board, Mr. Will was also entitled to receive $25,000. Mr. Will, who began service on the World Minerals board and Audit Committee on May 2, 2000, received a total of $33,300 for his services to World Minerals in the year 2000.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2000.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION
                                   ----------------------------------    LONG-TERM
                                                         OTHER ANNUAL    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL                             BONUS     COMPENSATION   PLAN PAYOUTS   COMPENSATION
POSITION                    YEAR    SALARY      (1)          (2)            (3)            (5)
------------------          ----   --------   --------   ------------   ------------   ------------
John J. Burns, Jr.,.......  2000   $880,320   $394,745     $24,251       $1,397,497      $158,779
  President and chief       1999    838,400    512,657      25,648        5,336,099(4)    154,854
  executive officer         1998    800,000    651,566      23,643        6,306,362(4)    146,139

F.M. Kirby,...............  2000   $413,789   $     --     $15,751       $       --      $ 80,372
  Chairman of the           1999    394,085         --      17,067               --        78,967
  Board                     1998    376,035         --      14,973          793,690        73,789

David B. Cuming,..........  2000   $396,352   $142,008     $16,584       $  664,577      $ 76,279
  Senior Vice President     1999    377,478    181,874      14,829          755,764        71,905
                            1998    360,188    174,359      13,171          846,858        67,572

Robert M. Hart............  2000   $396,352   $141,572     $ 9,263       $  664,577      $ 68,996
  Senior Vice               1999    377,478    188,671       5,948          755,764        63,391
  President, General        1998    360,188    178,140       5,498          846,858        60,189
  Counsel and Secretary

Peter R. Sismondo.........  2000   $193,101   $ 55,014     $ 4,889       $  341,171      $ 33,886
  Vice President,           1999    183,906     70,068       2,524          387,712        30,420
  Controller,               1998    175,483     42,298       2,251          433,680        28,833
  Assistant Secretary
  and Treasurer

---------------

(1) These amounts represent (i) bonuses earned under the Company's Management Incentive Plan, which is a short-term incentive plan designed to reward officers for achieving specified net earnings per share and/or individual objectives; and (ii) for Mr. Burns in 1998, an additional amount representing the portion of his 1997 bonus opportunity dependent on his personal objectives, the assessment of which had been deferred pending completion of the June 1998 spin-off of Chicago Title Corporation, equal to $40,096.

(2) These amounts represent payments for reimbursement of taxes.

(3) These amounts represent payouts in settlement of performance shares awarded under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"). Performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993
    Plan) in a four-year award period commencing with the year following that in which the performance shares were awarded; payouts have been made one-half in cash and one-half in Common Stock.

(4) The 1999 amount includes a payout of $3,763,750, and the 1998 amount includes a payout of $4,585,542, each in respect of one-half of a special award of an aggregate 40,966 performance shares made to Mr. Burns under the 1993 Plan in 1996, as adjusted for stock dividends and to reflect the spin-off of Chicago Title Corporation. These performance shares entitled Mr. Burns to a payout one-half in cash and one-half in Common Stock up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending, in the case of the 1999 amount, upon the stockholders' equity per share equaling or exceeding $314 as at the end of any year ending on or before December 31, 1999 and, in the case of the 1998 amount, upon the closing market price of the Common Stock exceeding $312 for each of any 20 consecutive trading days ending on or before December 31, 1999, and in each case occurring while Mr. Burns was chief executive officer of the Company. The goal for the 1999 amount was achieved in the year ending December 31, 1999, and the goal for the 1998 amount was achieved in early 1998 prior to the spin-off of Chicago Title Corporation. Payout of 15,669 of these performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company.

(5) The 2000 amounts listed for Messrs. Burns, Kirby, Cuming, Hart and Sismondo include (i) savings benefits of $131,786, $61,945, $59,334, $59,334 and
    $28,908, respectively, credited pursuant to the Company's Deferred Compensation Plan; and (ii) benefits, valued at $20,280, $18,427, $9,877, $2,949 and $657, respectively, pursuant to Securities and Exchange Commission rules, of life insurance maintained by the Company on their behalf. Such life insurance policies provide a death benefit to an executive officer who is an employee at the time of his death equal to four times (or, in the case of Mr. Kirby, two times) the amount of such executive officer's annual salary at January 1 of the year of his death. In the case of Mr. Burns, at his election, such death benefit shall not exceed $3,000,000. The 2000 amounts listed for Messrs. Burns, Cuming, Hart and Sismondo also include compensation of $6,713, $7,068, $6,713 and $4,321, respectively, in respect of other insurance coverage.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 2000

                                                     PERFORMANCE
                                                       OR OTHER     ESTIMATED FUTURE PAYOUTS UNDER
                                     NUMBER OF       PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                                  SHARES, UNITS OR    MATURATION    -------------------------------
NAME                                OTHER RIGHTS      OR PAYOUT     THRESHOLD   TARGET    MAXIMUM
----                              ----------------   ------------   ---------   ------   ----------
John J. Burns, Jr. .............      7,104(1)        2001-2004      $3,425      --      $1,370,184
F.M. Kirby......................           --                --          --      --              --
David B. Cuming.................      2,934(1)        2001-2004      $1,415      --      $  565,895
Robert M. Hart..................      2,934(1)        2001-2004      $1,415      --      $  565,895
Peter R. Sismondo...............      1,508(1)        2001-2004      $  727      --      $  290,856

---------------
(1) These amounts represent performance shares awarded under the Company's 1993 Plan. These performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent in the award period, measured from a base of $11.50 in respect of performance shares for the 2001-2004 award period. No payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. There is no estimated future target payout because under the 1993 Plan no performance target for these performance shares is specified.

                               PENSION PLAN TABLE

     The Company's Retirement Plan provides for designated employees, including all of its current executive officers, retirement benefits in the form of an annuity for the participant's life or, alternatively, actuarially equivalent forms of benefit, including a lump sum.

     The annual retirement benefit under the Company's Retirement Plan, if paid in the form of a life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to 52.7625 percent of the participant's average compensation, which is defined as the sum of (i) the highest average annual base salary over a consecutive three-year period during the last ten years of employment, plus (ii) one-half of the highest average annual bonus over a consecutive five-year period during the last ten years of employment; however, such benefit is reduced by 33.5 percent of his unreduced primary Social Security benefit and by

67 percent of his accrued benefit under a previously terminated retirement plan of the Company. (Annual base salary and annual bonus are the amounts that would appear in the salary and bonus columns of the Summary Compensation Table for the relevant years.) In the event a participant becomes totally disabled prior to retirement, such participant's annual base salary shall equal his annual base salary at the time of disability, and such participant's average annual bonus shall be based on the average over the five consecutive years (or lesser period of employment) prior to disability, each adjusted annually for inflation; such participant's period of disability will be treated as continued employment for all purposes under the Retirement Plan, including determining his years of service.

     Since the funds accumulated under the Company's Retirement Plan to provide for each participant's annual retirement benefit are currently taxable to each participant, the plan provides for the payment to the appropriate tax authorities as withholding tax on behalf of each participant of an amount equal to the income and employment tax liabilities imposed upon the participant by reason of his participation in the plan. As a result, benefits payable in the form of a lump sum are not taxable at the time of payment. Benefits payable in the form of an annuity are taxable in part; the Retirement Plan provides that such benefits will be increased to offset the impact of any such tax liability, and the estimated benefits set forth in the table below include an estimate of such increase.

     A participant may retire as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to age 65. The benefit payable to a participant who retires after age 65 is increased to reflect salary increases and additional years of service through the actual date of retirement and the decreased period over which the normal retirement benefit will be paid. The Retirement Plan also provides that a participant over age 65 who is still in the employ of the Company may elect prior to the actual date of retirement to receive the benefits to which he would have been entitled had he retired on the date of such election. Pursuant to this provision, Mr. Burns and Mr. Cuming each elected in February 2001 and Mr. Kirby elected in 1996 to receive his benefits under, and to cease participating in, the Retirement Plan.

     The following table shows the estimated annual retirement benefit payable under the Company's Retirement Plan (without giving effect to the Social Security offset or the offset for benefits accrued under the previously terminated retirement plan) to a participant who, upon retirement on December 31, 2000 at age 65, had achieved the average compensation and years of service indicated. The amounts shown assume payment in the form of a straight life annuity.

                                                  YEARS OF SERVICE
AVERAGE                                        ----------------------
COMPENSATION                                      10       15 OR MORE
------------                                   --------    ----------
$ 125,000....................................  $ 53,788     $ 80,682
   150,000...................................    64,546       96,819
   175,000...................................    75,303      112,955
   200,000...................................    86,061      129,091
   225,000...................................    96,819      145,228
   250,000...................................   107,576      161,364
   300,000...................................   129,091      193,637
   400,000...................................   172,122      258,183
   450,000...................................   193,637      290,456
   500,000...................................   215,152      322,729
   600,000...................................   258,183      387,274
   700,000...................................   301,213      451,820
   800,000...................................   344,244      516,366
   900,000...................................   387,279      580,919
 1,000,000...................................   430,310      645,466
 1,100,000...................................   473,341      710,012

     As of December 31, 2000, the credited years of service for Messrs. Burns, Cuming, Hart and Sismondo were 32.75, 24, 11 and 13, respectively. The average compensation of each of Messrs. Burns, Cuming, Hart and Sismondo for purposes of the Retirement Plan was $1,077,543, $460,657, $462,200, and $209,211,
respectively. Messrs. Burns and Cuming each elected in February 2001 to receive his benefits under, and to cease participating in, the Retirement Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of the three non-employee directors whose names appear at the end of this report.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the Compensation Committee in recent years has obtained and utilized information and advice furnished by a recognized national compensation consulting firm.

     Compensation paid to the executive officers of the Company in 1998, 1999 and 2000 consisted chiefly of salary, cash bonuses under the Management Incentive Plan which in large part were tied to the financial results of the Company, and payouts of cash and Common Stock under the Company's 1993 Plan which were tied both to the price of the Common Stock and to the financial results of the Company. These compensation practices help to link the interests of the Company's executive officers with the interests of the Company's stockholders.

                              ANNUAL COMPENSATION

     Salary adjustments for executive officers are generally made annually, and are based on salaries for the prior year, executive salary movements nationally, individual performance, length of service and internal comparability considerations.

     Annual cash bonuses are paid to executive officers under the Company's Management Incentive Plan (except that Mr. Kirby did not receive any such bonuses in respect of 1998, 1999 or 2000). This plan is designed to reward officers for the achievement of specified corporate and/or individual objectives. Bonus opportunities for 2000 were adjusted from the prior year at the rate of 5.0 percent or in proportion to changes in salaries. Bonus opportunities for 1999 for each of Messrs. Burns, Cuming and Hart were adjusted from the prior year at the rate of 4.8 percent or in proportion to changes in salaries; Mr. Sismondo's 1999 maximum bonus opportunity was increased to 40 percent of his 1999 salary, which represented a 54 percent increase in bonus opportunity from 1998, in recognition of his current responsibilities. Bonus opportunities for executive officers for 1998 were adjusted from the prior year in proportion to changes in salaries. Bonus opportunities for executive officers of the Company as a percentage of salaries for 2000 ranged from 76 percent of salary for Mr. Burns to 40 percent of salary for the most junior executive officer of the Company, and are believed to fall at or below the median of prevailing practices in a broad cross-section of American industry reflecting the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation.

     For 2000, the portion of the cash bonus opportunities which depended on corporate objectives ranged from 80 percent of Mr. Burns's bonus opportunity to 50 percent of the cash bonus opportunity of the most junior executive officer of the Company. The corporate objective under the Management Incentive Plan was the achievement by the Company of a specified level of net earnings per share, which was based on the planned net earnings per share for the year as approved by the Board of Directors and included in the Alleghany Corporation Strategic Plan 2000-2004. Target amounts were to be earned if plan net earnings per share were achieved, and maximum amounts were to be earned at 110 percent of plan. For any amounts to be earned, net earnings per share were required to exceed 80 percent of plan. The

Company's 2000 net earnings per share approximated plan net earnings per share for 2000; therefore, amounts approximately equal to the target amounts were earned on that portion of the cash bonus opportunities that was dependent on corporate objectives.

     The remainder of the cash bonus opportunities of the executive officers of the Company for 2000 was based on achievement of individual objectives. Individual objectives for the executive officers of the Company (other than Mr. Burns) were determined, and the performance of such officers was assessed, by the chief executive officer. Individual objectives for Mr. Burns were determined, and his performance was assessed, by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect thereto. No amount was authorized in respect of Mr. Burns's individual objectives for 2000 since such objectives were not achieved.

Long-Term Incentive Compensation

     In addition to annual compensation, the Company provides long-term incentive compensation to its executive officers pursuant to awards under the 1993 Plan (except that Mr. Kirby did not receive any such awards in 1998, 1999 or 2000). This plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over a period of time. Most of the long-term incentive awards to the Company's executive officers have been made in the form of performance shares, which entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Payouts generally have been made one-half in cash and one-half in Common Stock. Maximum payouts with respect to currently outstanding performance shares will be made only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent as measured from a specified base in the four-year award period commencing with the year following that in which the performance shares were awarded, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. The Board of Directors and its Compensation Committee have provided for antidilution adjustments with respect to performance shares. The specified base Earnings Per Share is determined by reference to the projected earnings per share for the year in which the performance shares were awarded, as adjusted to eliminate certain non-recurring items. Subject to certain limitations, the Compensation Committee may provide for adjustments in the cash and/or Common Stock to be paid with respect to performance share awards in order to adjust for the effect upon Earnings Per Share of transactions of an extraordinary, unusual or non-recurring nature, capital gains, or any purchase, pooling of interests, disposal or discontinuance of any operations, change in accounting rules or practices, retroactive restatement of earnings, or the like.

     In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity in awards from prior years. Also, the Compensation Committee considers changes in salaries and the price of Common Stock. The number of performance shares awarded to an executive officer in 2000 for the 2001-2004 award period was determined by adjusting the prior year's award to reflect the increase in his salary from 2000 to 2001 and to reflect the movements in the price of the Common Stock.

     In the case of the Company's most senior executive officers, long-term incentive compensation opportunities are believed to be close to the prevailing practices in a broad cross-section of American industry; in the case of the Company's most junior executive officer, such opportunity is believed to be somewhat more generous than such prevailing practices. The awards reflect the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities.

Section 162(m) of the Internal Revenue Code of 1986

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incentivize executive officers.

     The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to cause awards of long-term incentive compensation to qualify as "performance-based compensation" under Section 162(m). To that end, the 1993 Plan was amended and submitted to and approved by the stockholders of the Company at the 1995 Annual Meeting, and the material terms of certain awards under the 1993 Plan were submitted to and approved by the stockholders of the Company at the 2000 Annual Meeting, so that compensation payable pursuant to certain long-term incentive awards may qualify for deductibility under Section 162(m). All of the performance shares awarded in 2000 to Messrs. Burns, Cuming, Hart and Sismondo described in Note (1) to the table relating to long-term incentive awards are intended to qualify as "performance-based compensation" for purposes of Section 162(m).

     The Compensation Committee does not currently intend to structure the annual cash bonuses under the Management Incentive Plan to comply with the "performance-based compensation" rules of Section 162(m). Such bonuses do not meet the requirement of Section 162(m) that they be payable "solely on account of the attainment of one or more preestablished, objective performance goals," since in most cases such bonuses also have subjective performance goals. In addition, the material terms of bonuses under the Management Incentive Plan were not submitted for the approval of the stockholders of the Company, as required by Section 162(m). The Compensation Committee believes the annual cash bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution.

     With respect to other compensation that has been or may be paid to executive officers of the Company, the Compensation Committee may consider the requirements of Section 162(m) and make determinations regarding compliance with
Section 162(m) based upon the best interests of the Company and its stockholders.

Other Benefits

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                              Dan R. Carmichael
                                              William K. Lavin
                                              Roger Noall

                                              Compensation Committee
                                              of the Board of Directors

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Audit Committee") is currently composed of four independent directors whose names appear at the end of this report. The members are independent as defined in the New York Stock Exchange's listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. On March 21, 2000, the Board of Directors adopted the Audit Committee Charter in the form attached hereto as Appendix A.

     The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of December 31, 2000 and for the fiscal year then ended.

     The Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, as adopted by the Independence Standards Board, and has discussed with KPMG LLP its independence.

     Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of December 31, 2000 and for the fiscal year then ended be included in the Company's Annual Report on Form 10-K for such fiscal year.

                                              William K. Lavin
                                              Rex D. Adams
                                              Dan R. Carmichael
                                              Thomas S. Johnson

                                              Audit Committee
                                              of the Board of Directors

                               PERFORMANCE GRAPH

     The following graph compares for the years 1996-2000 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of a group of "peer" issuers.

     In 2000, the Company was a moderately diversified business enterprise with revenues generated by its operations in property and casualty reinsurance and insurance, industrial minerals, financial services and steel fasteners.

     "Peer" issuers for the Company are publicly held, diversified financial services companies which have been selected for their similarities to the Company in terms of lines of business, recent history of acquisitions and dispositions, holding company structure and/or concentration of ownership, although any "peer" issuer, in the Company's view, would be significantly different from other "peer" issuers and from the Company due to the individual character of its business. In past years, the Company compared its performance to a group of "peer" issuers that, in addition to the Company, consisted of Loews Corporation, Old Republic International Corp., Transamerica Corporation, Lincoln National Corporation, American Financial Group, Inc. and Reliance Group Holdings, Inc.

     In July 1999, Transamerica Corporation was acquired by AEGON N.V. As a result, Transamerica has not been included in the group of "peer" issuers for the Company since 1998.

                                                        ALLEGHANY                    S&P 500                   PEER GROUP
                                                        ---------                    -------                   ----------
1996                                                     109.21                      122.96                      115.22
1997                                                     149.62                      163.98                      147.73
1998                                                     158.40                      210.85                      146.13
1999                                                     159.52                      255.21                      107.78
2000                                                     180.25                      231.98                      155.49

     The foregoing performance graph is based on the following assumptions: (i) cash dividends are reinvested on the ex-dividend date in respect of such dividend; (ii) the two-percent stock dividends paid by the Company in 1996, 1997, 1999 and 2000 are included in the cumulative total stockholder return on the Common Stock; and (iii) total returns on the common stock of "peer" issuers are weighted by stock market capitalization at the beginning of each year. On June 17, 1998, the Company distributed its shares of Chicago Title Corporation to the Company's stockholders on a pro rata basis. Accordingly, of the five years shown in the above graph, two years and five and one-half months represent the performance of the Company prior to the spin-off and two years and six and one-half months represent the performance of the Company after the spin-off. The graph accounts for the spin-off as though it were paid in cash and reinvested in Common Stock of the Company on the date of the spin-off.

              2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 2001. A resolution will be submitted to stockholders at the Annual Meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select KPMG LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection.

     The following table summarizes the aggregate fees billed by KPMG LLP for services rendered for the year ended December 31, 2000:

Audit fees.............................................  $1,425,860
Financial information systems design and implementation
  fees.................................................          --
All other fees.........................................   1,377,511
                                                         ----------
Total..................................................  $2,803,371

The amount shown for "Audit fees" includes fees for professional services rendered for the audit by KPMG LLP of Alleghany's annual financial statements for 2000 and the reviews by KPMG LLP of Alleghany's financial statements included in its Quarterly Reports on Form 10-Q during 2000. The amount shown for "All other fees" includes fees for professional services rendered in connection with internal audit services, the sale of URG and other matters.

     The Audit Committee has considered whether the provision of information technology and non-audit services are compatible with maintaining the independence of KPMG LLP.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG LLP was Old Alleghany's independent auditors from 1947 and has been the Company's independent auditors since its incorporation in November 1984.

     It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

          3. ALL OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. As to other business, if any, that may come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating Committee of the Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 27, 2001 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 2002 Annual Meeting, scheduled for Friday, April 26, 2002.

                             ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 2001 Annual Meeting.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $9,000 plus expenses.

                                              By order of the Board of Directors

                                                        ROBERT M. HART
                                              Senior Vice President, General
                                                          Counsel and Secretary

March 26, 2001

                                                                       EXHIBIT A

                             AUDIT COMMITTEE OF THE
                             BOARD OF DIRECTORS OF
                             ALLEGHANY CORPORATION

FUNCTION:

     The Audit Committee is charged with reviewing the financial accounting, financial reporting and internal controls of the Corporation and its subsidiaries, and making certain periodic reports and recommendations to the Board of Directors with respect thereto.

ORGANIZATION:

     A. The Audit Committee shall be composed of three or more directors appointed by the Board of Directors, each of whom shall be independent of management, as determined by the Board of Directors consistent with the requirements of the New York Stock Exchange, and free from any relationship that, in the opinion of the Board of Directors, would interfere with his exercise of independent judgment as a committee member. All members of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise, as such qualifications are determined by the Board of Directors. The Board shall designate one of the members as Chairman.

     B. The Committee shall meet at such times and upon such notice as it may determine.

     C.  A majority of the members shall constitute a quorum.

RESPONSIBILITY AND AUTHORITY:

     A. The independent auditors of the Corporation and its subsidiaries are ultimately accountable to the Board of Directors and the Audit Committee, and the Audit Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent auditors.

     B. The Audit Committee is responsible for (i) ensuring that the independent auditors submit to the Audit Committee on a periodic basis a formal written report delineating all relationships between the independent auditors and the Corporation, (ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and (iii) recommending that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

     C. The Audit Committee shall review and make reports and recommendations to the Board with respect to the following matters:

          (1) the arrangements for and scope of the audits and the reviews of interim financial statements to be performed thereby;

          (2) the audited consolidated annual financial statements of the Corporation and its subsidiaries, and management's discussion and analysis thereof to be incorporated in the Corporation's Annual Report on Form 10-K to the Securities and Exchange Commission, and any such review by the Audit Committee thereof shall include a determination whether to recommend such incorporation;

          (3) such other financial statements and financial information published by the Corporation or included by it in filings with the Securities and Exchange Commission as the Committee may in its discretion deem feasible and desirable;

          (4) the annual summary of non-audit services provided by the Corporation's independent auditors;

          (5) the internal accounting procedures and controls of the Corporation and its subsidiaries, and in connection therewith shall:

             (a) review the "management letters" received by the Corporation from its independent auditors, and consider the comments of the independent auditors with respect to any weaknesses in internal accounting controls and the consideration given or corrective action taken by management in response thereto;

             (b) review internal accounting procedures and controls with the Corporation's financial and accounting staff; and

             (c) review the activities and recommendations of the internal auditors of the Corporation and its subsidiaries.

          (6) Such other matters as the Board may determine from time to time.

     D. To the extent that the Committee in its sole discretion deems feasible and desirable, it may (but shall not be required to) review such other aspects of the affairs of the Corporation and its subsidiaries as it deems appropriate, including but not limited to compliance by management with applicable legal and regulatory requirements and with the policies and decisions of the Board of Directors, and may make reports and recommendations to the Board with respect thereto.

     E. The Corporation's independent auditors and director of internal auditing shall have direct communication with the Committee on a periodic basis.

     F. The Committee shall consider, and may make recommendations with respect to, the appointment or removal of the Corporation's director of internal auditing.

     G. The Committee may retain or employ professional firms and experts to assist in the discharge of its duties.

     H. The Committee will annually review and assess the adequacy of this Charter.

     I. The Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors.

PROXY                                                                      PROXY

                             ALLEGHANY CORPORATION

                   PROXY FOR ANNUAL MEETING ON APRIL 27, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints F.M. Kirby, John J. Burns, Jr. and Robert
M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California, on Friday, April 27, 2001 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

       IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE



                        -     FOLD AND DETACH HERE     -

                             ALLEGHANY CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY     /X/

A vote FOR Items 1 and 2 is recommended by the Board of Directors


                                                                       FOR ALL
                                                  FOR     WITHHOLD     EXCEPT
1.  Election of Directors                         / /        / /         / /
    Allan P. Kirby, Jr.   Thomas S. Johnson   James F. Will

Instruction: To withhold authority to vote for an individual nominee, write that nominee's name in the following space:

-------------------------------------------------

                                                       FOR     AGAINST  ABSTAIN
2.  Ratification of KPMG LLP as independent auditors   / /       / /      / /
    for the Company for the year 2001


                                                  Please sign exactly as your
                                                  name or names appear hereon,
                                                  for joint accounts, both
                                                  owners should sign. When
                                                  signing as executor,
                                                  administrator, attorney,
                                                  trustee or guardian, etc.,
                                                  please give your full title.


                                                  ------------------------------
                                                             Signature


                                                  ------------------------------
                                                             Signature


                                                  Dated:                  , 2001
                                                         -----------------

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.
                                        ---


                       -      FOLD AND DETACH HERE      -